EXHIBIT 5.1

OPINION OF PAUL, HASTINGS, JANOFSKY & WALKER LLP

October 2, 2003	33817.00029

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Ladies and Gentlemen:

We are furnishing this opinion as special counsel to Fidelity National Financial, Inc., a Delaware corporation (the “Company”), for filing as Exhibit 5.1 to the Form S-8 Registration Statement (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Company’s issuance of up to 2,354,267 shares of its common stock, par value $.0001 per share (the “Shares”). In connection with the merger (the “Merger”) of FNIS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into Fidelity National Information Solutions, Inc., a Delaware corporation (“FNIS”), pursuant to that certain Agreement and Plan of Merger, dated as of July 11, 2003, as amended, by and among the Company, Merger Sub, Chicago Title and Trust Company, Inc. (solely for purpose of Section 5.19 thereof) and FNIS (as so amended, the “Merger Agreement”), the Company agreed to assume the Fidelity National Information Solutions 2001 Stock Incentive Plan, Vista Information Solutions, Inc. 1999 Stock Option Plan, Micro General Corporation 1999 Stock Incentive Plan and Micro General Corporation 1998 Stock Incentive Plan (collectively, the “Plans”) and all outstanding options granted under the respective Plans. The Shares are issuable upon exercise of options outstanding under the Plans.

We have examined the Certificate of Incorporation and Bylaws, each as amended to date, of the Company, and the originals, or copies certified or otherwise identified, of records of corporate action of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, and such other instruments and documents as we deemed necessary, as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to us and the conformity to original documents submitted to us as certified or photostatic copies.

Based upon our examination as aforesaid, and in reliance upon our examination of such questions of law as we deem relevant under the circumstances, we are of the opinion that the Shares, when purchased and issued as described in the Registration Statement and in accordance with the Plans (including the receipt of the full purchase price therefor), will be validly issued, fully paid and nonassessable.

We express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law, as in effect as of the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

Very truly yours,

Paul, Hastings, Janofsky & Walker LLP